Alliance Receives Credit Ratings Upgrade from Moody's
Upgrade supported by Alliance’s consistent deleveraging, steady organic growth and solid market position as leading manufacturer of commercial laundry equipment globally

RIPON, Wis., June 29, 2026 — Alliance Laundry Holdings Inc. (NYSE: ALH) ("Alliance" or the "Company"), the world's premier provider of commercial laundry systems, today announced that Moody's Ratings ("Moody's") has upgraded the Company's corporate family rating (CFR) to B1 from B2. Concurrently, Moody's upgraded Alliance’s senior secured first lien revolving credit facility and senior secured first lien term loan to B1 from B2.

"This upgrade reflects the operational and financial discipline of our team as Alliance has demonstrated its ability to drive growth and deleverage at the same time," said Dean Nolden, Chief Financial Officer of Alliance. "Strengthening our balance sheet is a key element of our capital allocation strategy, and this upgrade is a testament to Alliance’s consistent free cash flow and our commitment to thoughtful capital allocation."

As a result of the credit upgrade, as well as the previous upgrade from S&P Global Ratings, Alliance’s borrowing costs under its credit agreement will decrease 25 basis points on its term loan. This further enhances the Company’s financial flexibility as it continues to reduce leverage and execute on its long-term growth strategy. Moody's upgrade recognizes Alliance's leverage reduction and is supported by Alliance’s solid operating performance and continued strong cash flow.

About Alliance Laundry
Alliance Laundry makes the world cleaner as a provider of the highest quality commercial laundry systems. Our laundry solutions are available under five respected brands, sold and supported by a global network of select distributors. We serve approximately 150 countries with a team of more than 4,000 employees. Our brands include Speed Queen®, UniMac®, Huebsch®, Primus® and IPSO®. Together, they present a full line of commercial washing machines, dryers, and ironers (with load capacities from 20–400 lb. or 9–180 kg.) and support service. You can also enjoy the superior wash and fabric care of commercial-grade laundry equipment in your home through our legendary Speed Queen® washers and dryers.

For more information, visit www.alliancelaundry.com.

Investor/Media Contact
Tom Gelston
Vice President, Investor Relations
thomas.gelston@alliancels.com

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randy.radtke@alliancels.com